Exhibit 10.2

PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (the “Agreement”) is made and entered into as of the      day of [   ], 2014 (the “Commencement Date”), between AMERICAN HOMES 4 RENT II, LLC, a Delaware limited liability company (“Owner”), AMERICAN HOMES 4 RENT MANAGEMENT HOLDINGS COMPANY, LLC, a Delaware limited liability company (“Property Manager”) and AMERICAN HOMES 4 RENT, LLC (“AH LLC”) solely with respect to Section 3.09 of this Agreement.

RECITALS

A.            Owner owns, and intends to acquire additional, single-family residential properties in certain locations in the United States (each such owned or acquired property, a “Property” and collectively, the “Properties”).  The Properties will be indirectly owned by Owner through wholly-owned single member limited liability companies (each, a “Subsidiary”, and collectively, the “Subsidiaries”).  Owner and the Subsidiaries are collectively referred to herein as the “Owner Parties”.

B.            Owner is governed by that certain Limited Liability Company Agreement of American Homes 4 Rent II, LLC, a Delaware limited liability company (as amended or supplemented from time to time, the “LLC Agreement”), dated as of June [ ], 2014 and effective as of June 3, 2014, by and between American Homes 4 Rent, a Maryland real estate investment trust (the “American Member”), Alaska Permanent Fund Corporation, acting for and on behalf of the funds over which the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest (together with its permitted successors and assigns, the “APFC Member”) and AH LLC.  Capitalized terms used herein which are not otherwise defined shall have the meanings given them in the LLC Agreement.

C.            Property Manager is an Affiliate (as defined in the LLC Agreement) of the American Member and has been formed for the purpose of managing and leasing the Properties and other similar properties that are not held by Owner (collectively, the “Unrelated Properties”), either directly or indirectly through wholly-owned subsidiaries of Property Manager (the “Property Manager Subsidiaries”).

D.            Property Manager may, in lieu of managing the Properties in a particular jurisdiction, engage a Third-Party Management Company (as defined in Section 1.07 hereof) to manage and lease the Properties and Unrelated Properties, subject to the terms contained herein.

E.            Owner desires to engage Property Manager to manage and operate (or oversee any Third-Party Management Company’s management and operation of) the Properties, and Property Manager desires to render such services, as more fully described herein, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

ARTICLE 1.
APPOINTMENT OF PROPERTY MANAGER; PROPERTY MANAGER’S RESPONSIBILITIES

1.01        Management.  Owner hereby engages Property Manager to, and Property Manager hereby agrees to and shall, manage, operate and maintain the Properties on behalf of the Owner Parties in accordance with the terms hereof and with at least the same degree of care, skill, prudence, time, attention and diligence that a prudent real estate manager acting in like capacity would exercise (together with the fiduciary duty described in the following sentence, “Due Care”).  In addition, Property Manager shall act in a fiduciary capacity with respect to the proper protection of, and accounting for funds derived from, the Properties.   Property Manager has reviewed (and will obtain any updates or amendments to) the LLC Agreement and the “Annual Business Plan and Budget” under the LLC Agreement and understands and acknowledges that the Properties shall be managed in a manner consistent with the terms set forth in the LLC Agreement and the Annual Business Plan and Budget.  To the extent that the terms contained herein are inconsistent in any way with the terms contained in the LLC Agreement or the Annual Business Plan and Budget, the terms of each of them shall govern over the terms of this Agreement.  If the American Member in its capacity as “Manager” of Owner is required to obtain the consent of the Executive Committee (as defined in the LLC Agreement) or the APFC Member under the terms of the LLC Agreement or any other agreement entered into in connection therewith, Property Manager agrees and acknowledges that any action authorized hereunder requires the consent of the Executive Committee and/or the APFC Member, as the case may be, even if the terms contained herein do not expressly provide that any such consent is required.  Property Manager shall not take any action that the American Member is not authorized to take under the terms of the LLC Agreement in its capacity as the “Manager” of Owner without obtaining the necessary consents.

1.02        Responsibilities of Property Manager.

i)                                         Property Manager’s responsibilities shall be to oversee, coordinate, organize, manage, direct and facilitate the leasing, management and advertising of the Properties; including, but without limitation, the engagement, employment, hiring and firing of, and the contracting and negotiation with, all employees, contractors, subcontractors, laborers, materialmen, suppliers, agents, subagents, brokers, professionals and specialists, whether corporations, individuals or other legal entities, and all other personnel deemed by Property Manager to be necessary or desirable in effectuating and performing Property Manager’s responsibilities hereunder with respect to the Properties.

ii)                                      Property Manager shall keep the Owner Parties informed of all matters known to Property Manager which materially affect the Properties.

iii)                                   Property Manager shall use reasonable efforts to obtain the highest possible yield from the Properties compatible with sound administration and  maintenance practices and with the rental policies of the Owner Parties as such policies may exist from time to time.

iv)                                  Property Manager shall carry out all necessary administration and management functions with respect to the Properties, including, without limitation, collecting rent and other amounts payable by tenants thereof, paying all operational expenses relating to the Properties and enforcing any regulations and the lease terms applicable to any tenant, in each case in accordance with the terms hereof.  Notwithstanding the foregoing, Property Manager shall not be liable to the Owner Parties for arrears in rent or other payments payable or to be paid by any tenant of a Property unless such amount is received by Property Manager, it being understood that nothing in this sentences shall negate Property Manager’s responsibility to exercise Due Care and use reasonable efforts to collect rent and other amounts payable by the tenants.

1.03        Tenant Liaison.

i)                                         Property Manager shall be responsible for giving (a) all notices and statements required to be sent to tenants under applicable leases, and (b) all other notices necessary for the administration and management of the Properties.

ii)                                      Property Manager shall, as Property Manager reasonably deems necessary, send appropriate notices of delinquency and apply late charges according to the provisions of each tenant lease.  Property Manager shall use reasonable efforts to demand payment of and collect any amounts that are in arrears from a tenant at any Property.

iii)                                   If Property Manager institutes any legal or equitable proceedings to recover any payments or amounts that are in arrears from a tenant at any Property or any other person or entity with respect to a Property, in each case as may be permitted hereunder, such proceedings shall be in the  name of either Owner, the applicable Subsidiary or Property Manager and shall be at Owner’s sole expense.

iv)                                  Property Manager shall do or cause to be done all such things which are necessary to ensure compliance by the Owner Parties with the terms and conditions of applicable leases with tenants.

1.04        Use of Name.  Property Manager shall use such names, trademarks and logos as may be adopted and designated by Property Manager with respect to and in conjunction with the operation and management of the Properties and other properties managed by Property Manager but not owned by the Owner Parties for the term of this Agreement; provided, however, such names, trademarks and logos shall remain the exclusive property of Property Manager or its affiliate.  In the event this Agreement is terminated for any reason, or expires, all rights of the Owner Parties to use said names and such trademarks and logos shall be immediately terminated.  If the APFC Member objects to the name, trademark or logo used by the Property Manager, Property Manager shall propose and implement alternative names, trademarks or logos which are reasonably acceptable to the APFC Member and Property Manager.

1.05        Independent Contractor.  This Agreement is not one of general agency by Property Manager for any of the Owner Parties, but rather is one with Property Manager engaged independently in the business of managing the Properties as an independent contractor.  Nothing herein shall constitute or be construed to be or create a partnership, joint venture, agency, employer/employee or other relationship between Owner, any Subsidiary, Property Manager or any Property Manager Subsidiary.  Property Manager is not a general agent of any Owner Party and except as expressly provided herein, Property Manager may not contract for or otherwise bind any Owner Party.  Without limitation of the foregoing, in no event shall Property Manager have the right to enter into any contract or agreement which may be binding upon any Owner Party or the Properties, except as expressly permitted by this Agreement or as otherwise expressly approved by an Owner Party.

1.06        Property Manager Subsidiary Companies.  If Property Manager holds any licenses necessary to provide the services herein under the name of a Property Manager Subsidiary, Property Manager shall cause each such Property Manager Subsidiary to fulfill the obligations of Property Manager hereunder with respect to each Property located in a jurisdiction for which such Property Manager Subsidiary is licensed.  Property Manager and each Property Manager Subsidiary shall be jointly and severally liable for all of the obligations and liabilities contained herein, and Property Manager shall not be relieved of any of the obligations and liabilities contained herein to the extent that such services are being performed by a Property Manager Subsidiary.  If additional Property Manager Subsidiaries are formed after the date hereof for the purposes of managing the Properties, Property Manager shall send notice to each of Owner’s members, together with an acknowledgement that such Property Manager Subsidiary understands and acknowledges its duties, liabilities and obligations hereunder.  The current Property Manager Subsidiaries are listed on Exhibit “A”.

1.07        Third-Party Management Companies.  Property Manager is authorized to engage management companies other than the Property Manager Subsidiaries to manage the Properties in particular geographic areas where the Property Manager Subsidiaries are not appropriately licensed to do so and in other appropriate circumstances (collectively, “Third-Party Management Companies”). Property Manager shall be responsible for all fees, compensation and other expenses of such Third-Party Management Companies, and any payments by the Property Manager to such Third-Party Management Companies shall not reduce or increase Property Manager’s compensation hereunder.  In no event shall the engagement by Property Manager of Third-Party Management Companies relieve Property Manager of any of its obligations, duties or liabilities under this Agreement.  Prior to engaging any Third-Party Management Companies, Property Manager shall exercise Due Care to investigate and oversee such Third-Party Management Companies, taking into account the available alternatives in each particular market.  Property Manager shall inform each existing Third-Party Management Companies that such Third-Party Management Companies is an agent or consultant of Property Manager and Owner Parties have no obligation or liability to such Third-Party Management Company, and shall use its reasonable efforts to include similar provisions reciting the same in any future agreements with the Third-Party Management Companies (including, a provision that such Third-Party Management Company has no right to record a memorandum of agreement or any lien, lis pendens or other instrument encumbering or affecting the Properties).  Property Manager shall use reasonable efforts to cause the Third-Party Management Company to maintain insurance similar to the type of insurance required to be maintained by Property Manager (using limits based on the advice of Property Manager’s insurance consultant).  If the APFC Member objects to any particular Third-Party Management Company, Property Manager shall replace such Third-Party Management Company with an alternative property manager reasonably acceptable to the APFC Member.

1.08        Competitive Bidding.  All budgeted expenditures in excess of Ten Thousand Dollars ($10,000) shall have a minimum of two (2) written bids and all budgeted expenditures in excess of Twenty Five Thousand Dollars ($25,000) shall have a minimum of three (3) written bids, except in the case of Emergency Situation Responses (as defined in the LLC Agreement), in which case multiple bids shall not be required.  An Owner Party may also request multiple bids for any other budgeted line items before approving the annual budget. Any Affiliates (as defined in the LLC Agreement) of Property Manager shall be disclosed to the Owner Parties prior to the commencement of any bidding process.

ARTICLE 2.
TERM

2.01        The term of this Agreement shall commence on the date hereof and shall terminate on the earlier to occur of:

i)                                         By either party in accordance with Section 4.08 hereof;

ii)                                      Without notice or further action, the occurrence of a Bankruptcy/Dissolution Event (as defined in the LLC Agreement) with respect to Property Manager;

iii)                                   Without notice, upon sale or other transfer of all of the Properties by Owner or its Subsidiaries (and with respect to any particular Property, this Agreement shall terminate in respect of such Property, without notice, upon the sale of such Property);

iv)                                  At the option of Property Manager or Owner, upon written notice, if Property Manager is no longer an Affiliate of the American Member or the American Member no longer serves as the “Manager” of Owner; or

v)                                     At the option of Owner, upon written notice, at any time after the occurrence of any Event of Default (as defined in the LLC Agreement) by the American Member.

ARTICLE 3.
SERVICES TO BE PERFORMED BY MANAGER

3.01        Preparation of Operating Budget and Rent Schedule.  Beginning no later than October 15, 2015, and no later than October 15 of each calendar year thereafter, Property Manager shall cause to be prepared and delivered to the Owner Parties an operating budget in draft form setting forth an itemized statement of the estimated monthly receipts and disbursements for the upcoming year, based upon a proposed rent schedule (the “Rent Schedule”) which sets forth the proposed monthly rents for the respective types of Properties, together with any anticipated incentive or concession programs to be included therein, and taking into account the general condition of the Properties.  Owner shall consider such operating budget when preparing the Annual Business Plan and Budget, but shall be under no obligation to use any of the information contained in such operating budget.  As most of the Properties have not been acquired, the operating budget for the period commencing as of the date hereof and ending December 31, 2014, was based on good faith efforts (and may not include all of the information required by this Section 3.01) and is part of the Annual Business Plan and Budget.

3.02        Renting of Premises.  Property Manager shall use commercially reasonable efforts to facilitate the leasing of the Properties, and to cause the Properties to be rented to suitable and creditworthy tenants, as determined by Property Manager, it being understood that such tenants may have been the subject of foreclosures or similar proceedings involving the Property in which such tenant will reside and may have been the subject of a bankruptcy proceeding at or about the time of any such foreclosure or other proceeding.  Within the budget allocations in the Annual Business Plan and Budget, and in the exercise of Due Care, subject to compliance with the rent schedule (as defined below), Property Manager shall cause, and shall oversee and direct, the advertising of the Properties, the negotiation and execution of all lease and rental agreements pertaining to the Properties and all renewals, modifications and terminations thereof using the standard lease forms approved by Owner.  Property Manager shall provide to the Owner Parties and its members a copy of all lease forms, renewal forms and other agreement forms pertaining to the Properties (together with any updates thereto).  Property Manager may make immaterial revisions as to the nature and substance of all such forms, based on Property Manager’s experience and understanding of the local market in which the Properties are located or if required by applicable law, and Property Manager shall be responsible for assuring that all lease forms, renewal forms and other agreement forms pertaining to the Properties comply at all times with all applicable laws and the Annual Business Plan and Budget.  Subject to compliance with the Rent Schedule, Property Manager is and shall be authorized to cause the execution, delivery and renewal of any and all leases for the Property on behalf of Owner or the applicable Subsidiary, using the requisite forms as described above in this Section 3.01; provided, however, that, unless an Owner Party approves, all such leases or other rental agreements shall be for a period no longer than twenty-four (24) months, and all such leases shall require the tenant thereunder to pay for all utilities except that, if an Owner Party deems it advisable, water, gas, sewer, pool maintenance or other services may be provided by such Owner Party.  Subject to compliance with the Rent Schedule, Property Manager is authorized to permit such concessions, considerations or other special arrangements as may be deemed appropriate, necessary or desirable by Property Manager, acting in good faith, in the leasing of the Properties; but no such concessions, considerations, rebates, free rent, allowances or special arrangements shall be made or given to the extent the same would violate any applicable laws, nor shall any such concessions, considerations, rebates, free rent, allowances or special arrangements be made or given in connection with the leasing of the Properties without the prior written approval of an Owner Party to the extent that the granting thereof shall not comply with the Rent Schedule.

3.03        Employment of Personnel.  Property Manager shall investigate, hire, train, pay, bond and/or insure, supervise and discharge the personnel necessary to be employed in order to properly maintain and operate the Properties.  No such personnel shall be deemed employees of the Owner Parties.  The costs of gross salaries, and other incentive compensation payments, including payroll taxes, insurance, worker’s compensation and other employee benefits of such personnel, shall be solely the responsibility of Property Manager or Third-Party Management Companies and are not reimbursable expenses by Owner (except for leasing bonuses of Three Hundred Dollars ($300) per Property as provided in the Annual Business Plan and Budget (collectively, the “Leasing Bonuses”)).   Property Manager shall prepare or cause to be prepared, at its sole cost and expense, for execution and filing by Property Manager as an independent contractor, all forms and returns required by all federal, state or local laws in connection with unemployment insurance, workmen’s compensation insurance, disability benefits, social security and other similar taxes now in effect or hereafter imposed with respect to any employees working at or in respect of the Properties.

3.04        Service Contracts.  On the basis of and consistent with the Annual Business Plan and Budget, Property Manager shall execute contracts for water, electricity, gas, landscape, maintenance, security services, pool maintenance, cleaning, vermin extermination, trash removal and other similar services relating to the ordinary and customary maintenance of the residential property in Property Manager’s  name and on behalf of Owner or the applicable Subsidiary (unless required by the service provider to be in the name of the Owner or the applicable Subsidiary).  Except in those instances when the American Member is required to obtain the consent of the Executive Committee under the LLC Agreement, any of the foregoing contracts shall not require the Owner Parties’ prior approval if it is entered into in arms-length transactions with an entity which is not an Affiliate of Property Manager on the basis of and provided for in the Annual Business Plan and Budget and which are cancelable by Owner (or its applicable Subsidiary), or by Property Manager on behalf of Owner (or its applicable Subsidiary), on thirty (30) days written notice without any termination fee or penalty. In performing its responsibilities hereunder with respect to the Property, Property Manager may, from time to time, and at any time, deal with any of its Affiliates subject to obtaining the consent of the APFC Member. The amounts payable to any Affiliate shall in no event be greater than that would have been paid under an arms-length contract with a un-Affiliated entity in the general vicinity and in the city where the applicable Properties are located and shall be terminable concurrently with any termination of this Agreement.

3.05        Maintenance and Repair of Property.  At Owner’s cost, Property Manager shall maintain the buildings, appurtenances and grounds of the Properties in “rent-ready” condition, in good repair and operating condition, in accordance with industry standards and as in a manner otherwise reasonably acceptable to the Owner Parties, including, without limitation, maintaining the interior and exterior of each Property, painting, landscaping, plumbing, carpentry, maintaining and updating all operating systems and such other normal maintenance and repair work as may be desirable, all in accordance with the Annual Business Plan and Budget.  For any one item of repair or replacement, such expenses shall not exceed the amounts set forth in the Annual Business Plan and Budget unless specifically authorized by an Owner Party, other than those Emergency Situation Responses (as defined in the LLC Agreement) permitted under the LLC Agreement.  With respect to Emergency Situation Responses, it is understood and agreed that Property Manager will promptly notify the Owner Parties in writing regarding every such expenditure and will furnish a written report within three (3) business days.  Property Manager shall not be paid any fee or other compensation in respect of the maintenance services contemplated by this Section 3.05.

3.06        Collection of Monies.  Property Manager shall collect, or direct the collection by third parties of, all rent and other charges due from tenants of the Properties and all other rental fees and other charges otherwise due the Owner Parties with respect to the Properties (all such rental fees and other charges being hereinafter collectively referred to as “Rental Income”).  Except in those instances when the American Member is required to obtain the consent of the Executive Committee under the LLC Agreement, the Owner Parties authorize Property Manager to request, demand, collect, receive and receipt for all such rent and other charges, and to institute legal proceedings in the name of either Property Manager or Owner (or the applicable Subsidiary), and as an expense reimbursable by Owner for the collection thereof, and for the dispossession of tenants and other persons from the Properties, which expense may include the engaging of counsel for any such matter.  All monies collected by Property Manager shall be forthwith deposited in the separate bank accounts referred to in Section 4.05.  Deposits held on behalf of the Owner Parties for the Properties shall be held in accordance with local law.

3.07        INTENTIONALLY DELETED.

3.08        Insurance.

A.                                    As an operating expense of the Properties, Owner or Owner’s representative shall provide and maintain the insurance coverages for the Properties in such amounts and with such coverages as set forth in the approved Annual Business Plan and Budget.

B.                                    Commercial general liability insurance listing Property Manager as a named insured (with blanket contractual liability coverage) on the broadest policy form possible on an occurrence policy form, with limits of not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) general aggregate (endorsed to apply on a “per location” basis), One Million Dollars ($1,000,000) personal and advertising injury, and Two Million Dollars ($2,000,000) products/completed operations aggregate.

C.                                    At its own expense, Property Manager shall maintain:

i)                                         Comprehensive crime insurance including employee dishonesty covering Property Manager and all employees of Property Manager handling the Owner Parties’ funds or other documents, with a per claim limit of not less than Two Million Dollars ($2,000,000) and a deductible of no more than One Hundred Thousand Dollars ($100,000).

ii)                                      Errors and Omissions professional liability insurance in an annual aggregate amount of not less than Two Million Dollars ($2,000,000) and Two Million Dollars ($2,000,000) per claim with a deductible or self-insured retention of not more than One Hundred Thousand Dollars ($100,000) per claim.

iii)                                   Worker’s compensation insurance in compliance with all applicable federal, state and local laws and regulations covering all employees of

Property Manager, with a waiver of subrogation endorsement in favor of the Owner Parties and their respective Members.

iv)                                  Commercial automobile liability coverage of One Million Dollars ($1,000,000) per accident, combined single limit bodily injury and property damage (which coverage shall include, without limitation, liability assumed under any contract).

v)                                     Property management errors and omissions insurance with limits of not less than Five Million Dollars ($5,000,000) per occurrence and in aggregate with a One Hundred Thousand Dollars ($100,000) deductible and naming each Owner Party as an additional insured using additional insured endorsement(s) reasonably acceptable to APFC Member

D.                                    Property Manager shall notify the Owner Parties and Owner’s insurance carrier promptly upon becoming aware of any casualty, loss, injury, claim or other event which may result in a claim under any insurance policy maintained by Owner.  Property Manager will cooperate with the Owner Parties and Owner’s insurance carrier on loss control inspections, responding to recommendations and other safety issues.

E.                                     Property Manager shall provide to the Owner Parties (with a copy to the APFC Member) a written certificate and endorsements from the carrier reflecting that Property Manager’s insurance is effective in accordance with and in compliance with this Section 3.08B and will not be canceled without at least thirty (30) days prior written notice to the APFC Member.

F.                                      Prior to the each insurance renewal, Property Manager will meet with the APFC Member (as Owner’s representative) to evaluate the adequacy of the various lines of insurance and consider the benefits and costs of modifications to such policies.

3.09        Renovation Services.

A.                                    In accordance with the LLC Agreement, AH LLC under the supervision of the Property Manager shall cause the renovation or improvement work contemplated by the Annual Business Plan to be completed in a good and workmanlike manner (collectively, “Renovation”) at Owner’s cost.

B.                                    All Renovation and any related Construction Management Services (hereinafter defined) shall be performed in accordance with a renovation budget (the “Renovation Budget”) prepared by Property Manager and presented to the Owner Parties for review and approval prior to the commencement of work.  If requested by the APFC Member (or the Investment Manager (as defined in the LLC Agreement)), the Property Manager shall provide copies of any Renovation Budgets to them requested by either of them.  The Owner Parties shall have thirty (30) days from the later of receipt of the Renovation Budget and a meeting with the Property Manager to review the same in which to review and deliver objections thereto to Property Manager.  Property Manager shall have ten (10)

days from receipt of any objection to the Renovation Budget by the Owner Parties in which to respond to such objection by amending the Renovation Budget, if appropriate, and resubmitting same to the Owner Parties.  Such process shall continue until an agreement is reached on the Renovation Budget.  If the American Member is required to obtain the consent of the Executive Committee under the LLC Agreement, the approval of the Owner Parties shall only be effective if approved by the Executive Committee, and there shall be no limitation on the period of time in which the Owner Parties may respond to a request to approve a Renovation Budget.

C.                                    In connection with any Renovation, AH LLC under the supervision of the Property Manager shall perform the following services (collectively, the “Construction Management Services”) on behalf of the Owner Parties:

i)                                         develop and implement a renovation plan in accordance with the parameters set forth in the Renovation Budget;

ii)                                      supervise, oversee and administer each and every aspect of the Renovation of  the Property in accordance with the parameters set forth in the Renovation Budget;

iii)                                   obtain, or cause to obtain, all necessary governmental permits and approvals;

iv)                                  finalize and administer construction contracts at competitive market rates;

v)                                     analyze plans and specifications and propose any revisions thereto;

vi)                                  hire appropriate professional services, including architects, engineers, contractors and environmental consultants, when required, and negotiate all related service contracts;

vii)                               monitor the construction schedule and the quality of workmanship;

viii)                            obtain tenants’ written approval of construction documents and coordinate the relocation of existing tenants to the extent necessary;

ix)                                  administer and coordinate job site construction meetings as necessary to ensure the timely flow of information between tenants, space planners and contractors;

x)                                     coordinate labor and material suppliers;

xi)                                  use commercially reasonable efforts to maintain harmonious labor relations;

xii)                               review and process all monthly payment requests pursuant to the contract documents;

xiii)                            inspect Renovations;

xiv)                           assist contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents, and conduct final walkthroughs with tenants, space planners and contractors; and

xv)                              obtain from contractors, subcontractors, material suppliers or other consultants all reasonably available guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the Renovation.

D.                                    Property Manager shall use commercially reasonable efforts to (i) ensure that relations between a tenant in the affected Property and the Owner Parties during any period of construction at the Property are as good as possible under the circumstances, and (ii) settle any labor disputes which may arise during any period of construction.  Any and all contracts entered into pursuant to this Section 3.09 shall be subject to the requirements set forth in Section 3.04, and all such contracts shall be signed by Owner or the applicable Subsidiary or, if authorized by Owner and the Subsidiary, by Property Manager and shall be subject to the competitive bidding requirements set forth in Section 1.08.

3.10        Property Manager Disbursements.  From funds collected and deposited in the Trust Account (as defined below), but only to the extent sufficient funds are available and only if Owner has not elected to pay such amounts directly, Property Manager shall cause to be disbursed regularly and punctually, (i) amounts otherwise due and payable as operating expenses of the Properties authorized to be incurred under the terms of this Agreement and in accordance with the Annual Business Plan and Budget, including Property Manager’s compensation (but only after all other operating expenses have been paid); and (ii) the amount of all ad valorem taxes and other impositions levied against the Properties, including but not limited to any homeowner’s association assessments, which shall be paid before delinquent.  Property Manager is responsible for conducting due diligence with respect to each of the Properties to determine any operating expenses which may be or become payable.  Any balance remaining in the Trust Accounts after disbursements have been made shall be promptly disbursed or transferred to Owner or the applicable Subsidiary (other than those reserves expressly permitted under the Annual Business Plan and Budget); provided, however, that such disbursements and/or transfers shall be completed, in any event, no later than the fifteenth (15th) day of the applicable calendar month; provided further, however, if the fifteenth (15th) day of the applicable calendar month is not a business day, then such disbursements and/or transfers shall be made on the business day immediately following the fifteenth (15th) day of the applicable calendar month.  Property Manager shall submit a cash flow reconciliation to the Owner Parties within twenty (20) days after the end of each applicable calendar month, showing all receipts and disbursements made from the Trust Accounts for such month (also referred to as the Statement of Cash Flows under Section 3.11 below), and the Owner Parties shall have the right at any time to direct that any excess cash amounts then held in such Trust Accounts at the end of each month be promptly disbursed by Property Manager to another Owner Parties’ account designated by Owner or the applicable Subsidiary (provided that such excess cash amounts shall, in any event, be disbursed no later than the fifteenth (15th) day of the applicable calendar month, or if the fifteenth (15th)

day of the applicable calendar month is not a business day, then on the business day immediately following the fifteenth (15th) day of the applicable calendar month, all as otherwise provided in the preceding sentence).  Notwithstanding anything herein to the contrary, in no event shall Property Manager have the right to make any disbursements from the Trust Accounts except in accordance with the approved Annual Business Plan or Budget or as otherwise expressly permitted under this Agreement or expressly approved or designated by the Owner Parties.

3.11        Reporting.  Property Manager shall provide the Owner Parties with such information as shall be necessary for Owner to satisfy its reporting obligations to its Members under Section 8.4 of the LLC Agreement on a timely basis.  To the extent that Property Manager has not received financial information from an un-Affiliated third party and such financial information is necessary for the preparation of the financial information required under this Section 3.11, Property Manager is permitted to use good faith estimates provided that Property Manager discloses the basis for its good faith estimate and diligently pursues financial information from such third party.

3.12        Records.  Property Manager shall maintain at its principal offices, or such other places as may be approved by the Owner Parties, a system of office records, books and accounts relating to the Property.  All such records shall belong to the Owner Parties.  The Owner Parties, the APFC Member and other parties designated by the Owner Parties shall have at all reasonable times, upon prior notice, access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Property and this Agreement, all of which Property Manager agrees to keep available and separate from any records not having to do with the Property.  The Owner Parties and the APFC Member shall have the right to audit the books and records of Property Manager.  Property Manager shall maintain and preserve its relevant records, books and accounts, at no cost to the Owner Parties.

3.13        Resident Complaints/Requests.  Property Manager shall maintain commercially reasonable  relationships with tenants and shall receive, log in and respond timely to all tenant complaints and requests for services.  Property Manager shall maintain records showing the action(s) taken with respect to each complaint and request.

3.14        Returns Required by Law.  Property Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel and to the operation of the Property.

3.15        Compliance with Legal Requirements.  Property Manager shall use Due Care to comply with the laws, and ordinances, affecting the Properties and leasing activities at the Properties by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the board of fire underwriters or other similar bodies, subject to the limitations contained in this Section 3.15.  Property Manager, however, shall not take any such action so long as any Owner Party is contesting, or has, affirmed its intention to contest and promptly institutes proceedings contesting, any such order or requirements, except that if failure to comply promptly with any such order or requirement would reasonably be expected to expose Property Manager to liability, Property Manager shall cause the same to be complied with unless Owner agrees to indemnify Property Manager from any such liability.  Property Manager shall promptly, and in no event later than three (3) business days from the time of receipt, notify the

Owner Parties in writing of all such orders and notices of requirements received by Property Manager.  Property Manager shall also advise the Owner Parties promptly of the service upon Property Manager of any summons, subpoena, citation or claim for matters relating to the Properties including but not limited to leasing, operation, management or maintenance of the Properties.  It shall be the duty of Property Manager at all times during the term of this Agreement to operate and maintain the Properties exercising Due Care consistent with this Agreement and the Annual Business Plan and Budget.  Property Manager shall, in a timely manner and at Property Manager’s sole cost and expense, apply for, obtain and maintain all licenses and permits (including deposits and bonds) required for Property Manager (to comply with its legal requirements to manage residential projects) in connection with the management and operation of the Properties.

3.16        Services to Tenants.  In connection with its management and leasing of the Properties, Property Manager shall provide or arrange for the supplying to the tenants of the Properties, (i) services stipulated in the leases, (ii) such other services as an Owner Party may approve or specify in writing, and (iii) the services contemplated and/or specifically prescribed in the Annual Business Plan and Budget.

3.17        Claims for Tax Abatements and Eminent Domain Awards.  When requested by an Owner Party from time to time, Property Manager shall, without charge or reimbursement, except for out-of-pocket expenses, render advice and assistance to the Owner Parties in the negotiation and prosecution of all claims for the abatement of property and other taxes affecting any Property and for awards for taking by eminent domain affecting any Property.

3.18        Notice to Owner.  Property Manager shall notify the Owner Parties within one (1) business day (which notice shall include copies of supporting documentation) of any notice of violation of any legal requirements, any material defect in a Property, any fire or other material casualty loss to a Property, any condemnation action, rezoning or other governmental order, and any tax assessment notices.

3.19        Insurance Requirements for Manufacturers, Service Providers and Contractors.  Property Manager shall make commercially reasonable efforts to ensure that any and all service providers, contractors or other providers that are engaged by Property Manager and providing services to a Property, have appropriate insurance, as reasonably determined by Property Manager.  Any certificates of insurance of such service providers, contractors or other providers that are obtained by Property Manager shall be kept by Property Manager in accordance with Section 3.12.

3.20        Homeowners’ Associations.  Property Manager may serve as the Owner Parties’ liaison with the homeowners’ associations of which the Properties may be a part, and each Owner Party authorizes Property Manager to receive all notices and other information from such associations on behalf of such Owner Party and to provide all information that is reasonably requested by any such association, provided that in no event shall Property Manager identify the indirect owners of the Owner Parties without the prior written consent of such indirect owner.

ARTICLE 4.
RELATIONSHIP OF MANAGER TO OWNER

4.01        Monthly Management Fee and Other Fees.  Owner agrees to pay to Property Manager a fee (the “Monthly Management Fee”) computed and payable monthly in arrears in an amount equal to eight percent (8%) of Monthly Gross Collections (as defined in Section 4.02) from the Properties.  Property Manager acknowledges that all management services (including the renovation and maintenance of the Properties) are part of Property Manager’s obligations under this Agreement, and the Monthly Management Fee includes Manager’s full compensation for all management services.  It is understood and agreed that the Monthly Management Fee shall not be reduced by Leasing Bonuses and the expenses of Owner under Section 4.07.

Property Manager shall be entitled to additional fees equal to (i) one hundred percent (100%) of all lease application fees and lease processing or administration fees paid by tenants, and (ii) fifty percent (50%) of all late fees, fees for non-sufficient funds and other fees, but in each case less the aggregate out-of-pocket costs borne by Owner in connection with such fees (including without limitation any costs relating to accepting and processing such application or lease and any bank charges), which fees shall be reasonably based on the market fees currently charged in the applicable market. Property Manager is authorized to deduct and pay the Monthly Management Fee and the additional fees as an operating expense of the Properties.

Property Manager shall not be entitled to any other fees or compensation except for the Leasing Bonuses and the fees contemplated under this Section 4.01.  The fees payable to Property Manager are full compensation, and any fees payable to the Third-Party Property Managers or Property Manager Subsidiaries in excess of the fees provided under this Section 4.01 shall be payable at Property Manager’s sole cost and expense.

4.02        Monthly Gross Collections.  Monthly Gross Collections shall include the entire amount of all Rental Income, including without limitation all receipts, determined on a cash basis, from:

i)                                         tenant rentals collected pursuant to tenant leases for each month during the term hereof;

ii)                                      any rental or security deposits forfeited by tenants to the extent applied to rent; and

iii)                                   proceeds from any insurance for loss of rental income.

Monthly Gross Collections shall herein not include:

a)                                     the proceeds of any loan, any capital contributions made to Owner or any conversion, sale, exchange, condemnation or other disposition of any Property or any portion thereof;

b)                                     casualty insurance proceeds (except for any insurance for loss of rental income, as described above);

c)                                      proceeds of condemnation awards;

d)                                     any deposits including security, damage or cleaning deposits, including any forfeited deposits (except to the extent any such deposit is applied to rent);

e)                                      interest on investments or otherwise;

f)                                       abatement of taxes;

g)                                      discounts and dividends on insurance policies;

h)                                     tenant reimbursements for utilities, homeowners’ association fees or other expenses paid by landlord under the applicable lease;

i)                                         other income not directly related to Property Manager’s management of the Property; and

j)                                        the fees described in the second (2nd) paragraph of Section 4.01.

4.03        Major Repairs.  Property Manager agrees that all work in the making of any and all repairs costing more than Fifteen Thousand Dollars ($15,000) shall only be made with the prior written approval of the Owner Parties, provided that the such repairs shall only require the consent of the Executive Committee under the LLC Agreement in those instances when the American Member is required to obtain the consent of the Executive Committee under the LLC Agreement.

4.04        Use and Maintenance of Premises.  Property Manager agrees not to knowingly permit the use of any Property for any purpose which might void any policy of insurance held by any Owner Party or which might render any loss thereunder uncollectible, or which would be in violation of any law or any governmental regulation, requirement or restriction.  Property Manager has received and diligently reviewed all insurance policies relating to the Properties and has used Due Care to diligence all applicable laws, regulations, requirements and restrictions relating to the Properties.  Property Manager shall advise and consult with the Owner Parties regarding general operational matters, including, without limitation, any tenant and visitor safety and Property security issues or concerns of which Property Manager may have knowledge, and to the extent approved by the Owner Parties, and at Owner’s expense, Property Manager shall implement and maintain or cause to be implemented and maintained, appropriate systems, procedures and policies necessary for the proper operation of the Properties.  Property Manager shall obtain all permits and licenses for the Properties, at Owner’s cost, to operate, occupy and lease the Properties as rental properties.

4.05        Separation of Owner’s Monies.  Property Manager, each Property Manager Subsidiary and each Third-Party Property Manager shall establish and maintain on behalf of the property owners for which it manages properties, in a manner to indicate the custodial nature thereof, a bank account (the “Trust Accounts”), which shall be established to collect operating revenue and pay operating expenses from such properties. The monies in the Trust Accounts shall not be commingled with any funds of the Property Manager, any Subsidiary Property

Manager or any Third-Party Property Manager, and Property Manager shall, and shall cause each Subsidiary Property Manager and Third-Party Property Manager to, maintain clear and accurate systems and records to identify and track the revenue and expenses relating to each of the Properties.  Property Manager shall also establish such other special bank accounts as may be required by law or customary practice in managing properties similar to the Properties.  Funds may be disbursed to cover authorized Property expenditures from Property accounts upon the signature of Property Manager.  All payments to be made by Property Manager hereunder shall be made by check drawn on an account established pursuant to this Section 4.05, except petty cash items not exceeding Two Hundred Fifty Dollars ($250.00) which may be paid from a fund to be maintained by Property Manager for such purposes.  Property Manager shall not be obligated to make any advance to or for the account of the Owner Parties or to pay any sums, except out of funds held in any account maintained under this Section 4.05, nor shall Property Manager be obligated to incur any liability or obligation for the account of the Owner Parties without assurance that the necessary funds for the discharge thereof will be provided.  Any employee of Property Manager who has access to Trust Accounts shall be bonded in accordance to the terms described in Section 3.07.  Without limitation of the foregoing, where law requires that tenant security deposits be separately maintained, a separate bank account will be opened by Property Manager, each Subsidiary Property Manager or Third-Party Property Manager at a bank designated by Property Manager or Third-Party Property Manager (the “Security Deposit Bank Account”) into which such security deposits shall be deposited.  The Security Deposit Bank Account will be (a) maintained in accordance with applicable law, and (b) used only for maintaining tenant security deposits.

4.06        Insufficient Receipts.  If at any time the amounts on deposit in the Trust Accounts in respect of any owner of properties shall not be sufficient to pay all costs which may be incurred with respect to the Properties, Property Manager shall not be obligated to pay said expenses and charges from its own funds.  Property Manager shall notify the Owner Parties promptly upon awareness of a cash shortage or pending cash shortage.

4.07        Expense of Owner.  Owner shall be liable for the costs and expenses of maintaining, renovating and operating the Properties subject to Property Manager’s compliance with the Annual Business Plan and Budget, and except as otherwise specifically provided in this Agreement, Owner shall pay for all reasonable costs and expenses provided in the Annual Business Plan and Budget incurred by Property Manager in connection with the maintenance, renovation or operation of the Properties or the performance by Property Manager of its duties under this Agreement.  Owner shall not be obligated to pay for (a) purchases of, or contracts for, materials or services and centralized software and computer support, (b) expenses for Property Manager’s office equipment, supplies, materials or services, (c) any overhead expenses of Property Manager incurred with respect to its general offices, or (d) any salaries of off-site supervisory personnel of Property Manager.  Owner shall not be obligated to reimburse Property Manager for any obligations or expenses arising from or relating to (A) the negligence, fraud or willful misconduct of Property Manager, the Property Manager Subsidiaries or the Third-Party Property Managers, or (B) any breach by Property Manager under this Agreement.  Notwithstanding anything herein to the contrary, in no event shall Property Manager be entitled to reimbursement amounts unless otherwise expressly set forth in the approved Annual Business Plan and Budget or otherwise expressly permitted under this Agreement or expressly approved by Owner in writing.

4.08        Termination and Default.  A party shall be deemed to be in default hereunder in the event such party shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by such party, and such party does not cure such default within thirty (30) days after notice thereof by the other party or, if such default cannot be cured within thirty (30) days, then within such additional period as shall be reasonably necessary to effect a cure (but in no event more than an additional sixty (60) days) so long as such party commences efforts to cure within the original thirty (30)-day period and thereafter diligently pursues the cure.  Notwithstanding the foregoing, any monetary default shall be cured within five (5) days after written notice from the other party.  After the occurrence of a default and the expiration of the applicable cure period, the non-defaulting party may terminate this Agreement by written notice to the defaulting party and thereupon this Agreement shall immediately terminate.  If termination shall occur after a default of Owner, Property Manager shall be paid in accordance with the above provisions of this Agreement hereunder for the actual time of its management involvement with the Properties.

4.09        Actions After Termination.  Upon such termination, Property Manager shall promptly (i) surrender and deliver up to the Owner Parties (as applicable) the Properties and all rents and income of the Properties and other monies of the Owner Parties on hand and in any bank account; (ii) deliver to the Owner Parties as received any monies due the Owner Parties under this Agreement (including those monies received by Property Manager after termination); (iii) deliver to the Owner Parties all materials and supplies, keys and documents, and such other accountings, books, and records pertaining to this Agreement or the Properties, as any Owner Party shall request; and (iv) assign only those existing contracts designated by the Owner Parties relating to the operations and maintenance of the Properties, provided that the Owner Parties shall agree to assume all liability under a contract (but only if an Owner Party requires Property Manager to assign such contract to an Owner Party, and if no Owner Party requires Property Manager to assign such contract, no Owner Party shall not be required to assume any liability thereunder).  Within thirty (30) days after such termination, Property Manager shall deliver to the Owner Parties all written reports required in Section 3.11 for any period not covered by such reports at time of termination.  Notwithstanding any provisions hereof to the contrary, in the event Owner hereafter notifies Property Manager of any material default by Property Manager hereunder, from and after the date of notice of default, Property Manager shall not deduct or withdraw from any Property bank account and/or Trust Accounts, from the rents and income of the Properties, or from any other monies paid to Property Manager for the account of any Owner Party, any sums for the account of Property Manager, until and unless (i) written consent to do so has been given by an Owner Party, (ii) Property Manager has cured such default, or (iii) Property Manager and the Owner Parties have agreed in writing as to the resolution of the amount of damages, if any, owing by Property Manager to the Owner Parties by reason of such default by Property Manager and Property Manager has paid to the Owner Parties such damages.

4.10        Indemnification. Property Manager shall indemnify, defend and save harmless the Owner Parties and their respective members, executive committee members, officers, partners, agents, consultants, employees, successors and assigns from and against any and all losses, costs, claims, expenses, liabilities, damages or deficiencies, including interest, penalties and attorney’s fees, arising out of or due to (a) a breach of any representation or warranty, covenant or agreement of the Property Manager contained in this Agreement, (b) acts or omissions constituting bad faith, willful misfeasance, negligence or reckless disregard of duties in connection with the performance by the Property Manager of its obligations under this Agreement, (c) any leases or other instruments entered into by Property Manager, on any Owner Party’s behalf, which fail to comply with applicable laws, this Agreement or the Annual Business Plan and Budget, (d) any actions of, or claims by, any Property Manager Subsidiary or Third-Party Management Company, (e) any claims made by an employees in connection with a violation of any employment-related law, or (f) the Unrelated Properties. Owner shall indemnify, defend and save harmless Property Manager from and against any and all losses, costs, claims, expenses, liabilities, damages or deficiencies, including interest, penalties and attorney’s fees, arising out of or due to a breach of any representation of warranty, covenant or agreement of Owner contained in this Agreement or incurred by Property Manager in the performance of its duties under this Agreement; provided, however, that Property Manager shall not be indemnified with regard to any of the following:  (A) Property Manager is obligated to indemnify the Owner Parties with respect to such matter under the first sentence of this Section 4.10; (B) the American Member is obligated to indemnify Owner and/or the APFC Member under the terms of the LLC Agreement or any other agreement entered into in connection therewith; or (C) Property Manager is in breach of its obligations hereunder.

ARTICLE 5.
MISCELLANEOUS

5.01        Assignment.  Property Manager shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Owner Parties; provided, however, that Property Manager may engage Property Manager Subsidiaries and Third-Party Management Companies subject to the terms contained herein.  Subject to the immediately preceding sentence, this Agreement and all of its terms and provisions shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

5.02        Confidentiality.  Except as may be required by applicable laws or governmental regulations governing Property Manager, at all times during the period of this Agreement and thereafter, Property Manager shall maintain strict confidence with respect to any and all information of a confidential, proprietary nature which is or may be either applicable to, or related in any way to the Properties, including all financial records (the “Confidential Information”).  Property Manager agrees that during the period of this Agreement and thereafter, Property Manager will not directly or indirectly use the Confidential Information other than in the course of performing its duties as Property Manager.

5.03        Notices.  All notices, approvals, and other communications required or permitted to be delivered hereunder must be in writing and must be sent by a recognized private courier company or by United States mail, registered or certified, return receipt requested, postage prepaid, addressed to Owner, or Property Manager, as the case may be, at the following addresses:

Owner:	American Homes 4 Rent II, LLC
c/o American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, CA 91301
Attn: Sara Vogt-Lowell

Telephone No.: (805) 413-5300
Facsimile No.: (805) 456-7859

With a copy to:	Alaska Permanent Fund Corporation,
801 West 10th Street, Suite 302
Juneau, Alaska 99801
Attn: Chief Investment Office
Telephone No.: (907) 796-1550
Facsimile No.: (907) 796-1566

With a copy to:	Paul H. Saylor
CS Capital Management, Inc.
3330 Cumberland Boulevard, Suite 500
Atlanta, Georgia 30339
Telephone: (770) 818-4040
Facsimile: (770) 818-4041

With a copy to:	Michael McHargue
CS Capital Management, Inc.
222 N. Sepulveda Boulevard, Suite 2000
El Segundo, California 90245
Telephone: (310) 988-7300
Facsimile: (310) 988-7399

Property Manager:	American Homes 4 Rent Management Holdings Company, LLC
c/o American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, CA 91301
Attn: Sara Vogt-Lowell
Telephone No.: (805) 413-5300
Facsimile No.: (805) 456-7859

American Homes 4 Rent, LLC:	c/o American Homes 4 Rent
30601 Agoura Road, Suite 200
Agoura Hills, CA 91301
Attn: Sara Vogt-Lowell
Telephone No.: (805) 413-5300
Facsimile No.: (805) 456-7859

Either party may changes its address by notice to the other parties.  All notices delivered to Owner shall be deemed to be delivered to each Owner Party (as it is acknowledged that the Owner Parties share the same notice address).  Such notices, approvals and other communications shall be deemed delivered and received by the respective parties upon receipt or refusal to accept delivery (such refusal being evidenced by the U.S. Postal Services return receipt or similar advice from the courier company).

5.04        Entire Agreement.  This Agreement shall constitute the entire Agreement between the parties hereto, and no modification thereof shall be effective unless made by supplemental agreement in writing executed by the parties hereto.

5.05        Heading.  The article and section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

5.06        Governing Law.  This Agreement shall be governed exclusively by its terms and the laws of the State of Delaware, without regard to principles of conflict of laws.

5.07        Jurisdiction, Venue and Dispute Resolution.  Any provisions governing jurisdiction, venue and dispute resolution set forth in the LLC Agreement shall apply equally to any claims or defenses under this Agreement as if such provisions were set forth herein in their entirety.

5.08        Severability.  If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

5.09        Governmental Authority.  Each party hereto shall comply with all laws, ordinances, rules and regulations by all governmental authorities which are applicable to the Properties.

5.10        Third-Party Beneficiaries.  Any provision herein to the contrary notwithstanding, it is agreed that none of the provisions of this Agreement shall be for the benefit of or enforceable by any party other than the parties to this Agreement; provided, however, that each Owner Party and the Alaska Member shall be deemed a third-party beneficiary of this Agreement and is relying upon the actions of the Property Manager in performing its duties hereunder.  The Alaska Member and each Owner Party may bring an action directly or in the name of Owner.

5.11        Amendment; Waiver.  No amendment or modification to this Agreement shall be effective unless in writing and signed by Owner and Property Manager.  No waiver by any party of any obligation of the other party, or any breach or default by the other party in the performance by such party of its obligations hereunder, shall be binding or enforceable except to the extent set forth in a writing signed by the party sought to be charged thereby.

5.12        No Recordation.  Property Manager shall not record this Agreement, any memorandum thereof or any lien, lis pendens or other instrument encumbering any of the Properties.

*         *         *         *

Executed as of the date and year first above written.

OWNER:

AMERICAN HOMES 4 RENT II, LLC,

a Delaware limited liability company

By:	American Homes 4 Rent
a Maryland real estate investment trust, its managing member

By:	/s/ David Goldberg
Name: David Goldberg
Title: Executive Vice President

MANAGER:

AMERICAN HOMES 4 RENT MANAGEMENT HOLDINGS COMPANY, LLC,
in its individual capacity and in the capacity as the sole manager and member of each of the Property Manager Subsidiaries listed on Exhibit “A”

By:	/s/ David Goldberg
Name: David Goldberg
Title: Executive Vice President

AMERICAN HOMES 4 RENT, LLC,

a Delaware limited liability company, solely with respect to Section 3.09 of this Agreement

By:	/s/ David Goldberg
Name: David Goldberg
Title: Executive Vice President